                                                                    Exhibit 12.1
                      The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

                                                                                    Year ended December 31,
                                                                     ----------------------------------------------------
                                                                       1998       1997       1996       1995       1994
                                                                     --------   --------   --------   --------   --------

 Earnings before income taxes, extraordinary items
   and cumulative effect of change in accounting principle           $105,152   $ 73,826   $ 43,605   $ 10,169   $ 13,336
 Fixed charges:
  Interest costs                                                      229,478    231,098    230,960    219,838    220,971
  Capitalized interest                                                (19,914)   (23,608)   (10,579)    (6,875)    (7,388)
  Amortization of debt issuance costs                                   1,424      1,645      2,066      2,527      2,146
  Distributions on Company-obligated mandatorily
   redeemable preferred securities of a trust holding
   solely Parent Company subordinated debt securities                  12,719     12,719     12,719      1,204         --
  Portion of rental expense representative of interest factor (1)       6,943      7,949      8,487      8,266     10,788
  Support for debt service costs provided to affiliates
   accounted for under the equity method                                   --         --         --         --         --

 Adjustments to earnings:
  Minority interest in earnings of majority-owned
   subsidiaries having fixed charges                                    2,270      3,178      1,164      2,026      2,234
  Undistributed earnings of less than 50%-owned
   subsidiaries (2)                                                   (41,881)       (34)       (88)      (189)      (564)
  Previously capitalized interest amortized into earnings:
   Depreciation of operating properties (3)                             4,192      3,962      3,866      3,764      3,670
   Cost of land sales (4)                                                  --      5,025      1,778      1,421      1,580
                                                                     --------   --------   --------   --------   --------
      Earnings available for fixed charges                           $300,383   $315,760   $293,978   $242,151   $246,773
                                                                     ========   ========   ========   ========   ========

 Fixed charges:
  Interest costs                                                     $229,478   $231,098   $230,960   $219,838   $220,971
  Amortization of debt issuance costs                                   1,424      1,645      2,066      2,527      2,146
  Distributions on Company-obligated mandatorily
   redeemable preferred securities of a trust holding
   solely Parent Company subordinated debt securities                  12,719     12,719     12,719      1,204         --
  Portion of rental expense representative of interest
   factor (1)                                                           6,943      7,949      8,487      8,266     10,788
  Support for debt service costs provided to affiliates
   accounted for under the equity method                                   --         --         --         --         --
                                                                     --------   --------   --------   --------   --------

      Total fixed charges                                            $250,564   $253,411   $254,232   $231,835   $233,905
                                                                     ========   ========   ========   ========   ========

 Ratio of earnings to fixed charges                                      1.20       1.25       1.16       1.04       1.06
                                                                     ========   ========   ========   ========   ========


(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $2,330,000, $3,158,000, $3,844,000, $3,644,000, and
     $6,232,000 for the years ended December 31, 1998, 1997, 1996, 1995 and
     1994, respectively.

(2) Includes undistributed earnings of certain unconsolidated real estate ventures, formed December 31, 1997, in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest. The Company's share of undistributed earnings of these ventures was $41,720,000 in 1998.

(3) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

                      The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges



(4) Represents 10% of the cost of Columbia land sales and 5% of the cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.